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                                                                   Exhibit 5-(1)


Hughes Hubbard & Reed LLP                    One Battery Park Plaza
                                             New York, New York  10004-1482
                                             Telephone:  212-837-6000
                                             Facsimile:  212-422-4726
                                             August 25, 1998


Sonat Inc.
AmSouth-Sonat Tower
Birmingham, Alabama  35203

Dear Sirs:

     You have requested our opinion in connection with the Registration Statement on Form S-3 to be filed by Sonat Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to which this opinion letter will be filed as an exhibit, with respect to the proposed issuance and sale by the Company of up to $500,000,000 aggregate principal amount of debt securities of the Company (the "Debt Securities") on terms to be determined at the time of the sale. The Debt Securities are to be issued pursuant to an Indenture dated as of June 1, 1996, between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank, successor by merger to Manufacturers Hanover Trust Company), as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of June 1, 1995, between the Company and the Trustee (as so supplemented, the "Indenture"). We have examined such corporate records and other documents and have made such examinations of law as we have deemed relevant.

     It is our opinion that when (a) the applicable provisions of the Securities Act of 1933, as amended, and such "Blue Sky" or securities laws as may be applicable shall have been complied with and (b) the Debt Securities shall have been duly authorized by the Company as contemplated by the Indenture, subject to the terms of such Debt Securities being otherwise in compliance with then applicable law, and duly executed, authenticated and delivered against payment therefor, the Debt Securities will be legally issued and binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement and we further consent to the use of our name in the Registration Statement under the caption "Legal Opinions." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ HUGHES HUBBARD & REED LLP